Exhibit 5.1

Tel. 972-3-69441111
Fax. 972-3-6091116
fbc@fbclawyers.com

October 19, 2023

To:

Purple Biotech Ltd.

4 Oppenheimer Street

Science Park

Rehovot 7670104, Israel 9085000

Re: Purple Biotech Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Purple Biotech Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the offer and sale by the Company, in a registered direct offering, of (i) 2,430,000 American Depositary Shares of the Company (“ADSs” and the “Offered ADSs”), each ADS representing ten (10) ordinary shares, no par value, of the Company (the “Ordinary Shares”), and (ii) a pre-funded warrant to purchase up to 1,917,827 ADSs (the “Pre-Funded Warrant”), pursuant to the terms of the Securities Purchase Agreement dated as of October 17, 2023 (the “Purchase Agreement”), by and between the Company and the purchaser party thereto. The ADSs issuable upon exercise of the Pre-Funded Warrant are referred to herein as the “Warrant ADSs.”

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement on Form F-3, No. 333-268710 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended to date, and the prospectus supplement filed by the Company pursuant to Rule 424(b)(5) under the Securities Act on October 17, 2023 (the “Prospectus Supplement”); (ii) a copy of the articles of association of the Company, as amended and currently in effect (the “Articles”); (iii) resolutions of the board of directors of the Company (the “Board”) and committees of the Board which have heretofore been approved and that relate to the Registration Statement, the Prospectus Supplement and the actions to be taken under the Purchase Agreement; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies and the authenticity of the originals of such latter documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents and minutes of meetings of committees of the Board, the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

Based upon and subject to the foregoing, we are of the opinion that the Ordinary Shares represented by the Offered ADSs and the Warrant ADSs have been duly authorized for issuance and sale pursuant to the Purchase Agreement and, in the case of the Warrant ADSs, the Pre-Funded Warrant, by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the terms and conditions of the Purchase Agreement, and, with respect to the Warrant ADSs, the Pre-Funded Warrant, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K to be filed by the Company with the Commission in connection with the closing of the transactions under the Purchase Agreement and to the reference to this firm under the captions “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

FISCHER (FBC & Co.)